Exhibit 99.1

STEC EXPECTS REVENUE AND DILUTED NON-GAAP EPS TO BE AT HIGH END OF

PREVIOUS GUIDANCE RANGE

Company Reaffirms Guidance For Third Quarter Of 2008 In Light Of Recent

Uncertainty In The General Economy

SANTA ANA, CALIF., October 6, 2008 — STEC, Inc. (Nasdaq: STEC), today announced that based on the Company’s preliminary review of its anticipated financial performance for the third quarter of 2008, which showed strong performance in the Enterprise-Storage and Ultra-Mobile Personal Computing markets, it now expects to report third quarter 2008 revenue and diluted non-GAAP earnings per share to be at the high end of its previous guidance range of $61 million to $63 million and $0.10 to $0.11, respectively, initially announced on August 4, 2008. The Company believes it is important to provide this updated guidance in light of recent uncertainty in the general economy.

The Company is also providing the following outlook:

•	Sales of ZeusIOPS (Solid-State Drive) SSDs into the Enterprise-Storage market grew to more than $14 million, an increase of more than 17% in the third quarter of 2008 from the second quarter of 2008;

•	The Company continues to gain momentum with additional design wins in the Enterprise-Storage Market;

•	The Company’s Mach8/IOPS SSD is achieving major design wins with various Enterprise-Server OEM customers resulting in significant expected traction for 2009.

Despite the current financial crisis in the capital markets, the Company believes interest and demand for the ZeusIOPS are robust. As a result of STEC’s OEM customers introducing their storage systems – which contain the ZeusIOPS SSD – to their customers, the Company believes there is end-user interest for new industry applications including: transportation – information tracking; oil and gas exploration – data interpretation and modeling; E-Commerce – Online Transaction Processing; and Retail and Distribution — data-mining and business-intelligence information processing.

Earnings Announcement Date

The Company plans to formally announce its actual results of operations for the third quarter of 2008 on November 10, 2008. On that date, the Company will host a webcasted open conference call. Detailed information on how to access the conference call will be included in a separate news advisory to be issued prior to October 15, 2008.

About STEC, Inc. (Nasdaq: STEC)

STEC, Inc. designs, develops, manufactures and markets custom memory solutions based on Flash memory and DRAM technologies. For information about STEC and to subscribe to the Company’s “Email Alert” service, please visit our web site at www.stec-inc.com, click “About STEC,” click “Investor Relations” and then “Email Alert.”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning: our anticipated revenue and diluted non-GAAP earnings per share results for the third quarter of 2008, sales growth of our ZeusIOPS SSDs in the Enterprise Storage market, the Company continuing to gain momentum with additional design wins in the Enterprise-Storage Market, the Company’s Mach8/IOPS SSD achieving major design wins with various Enterprise-Server OEM customers resulting in significant expected traction for 2009, and the Company’s belief that interest and demand for the ZeusIOPS are robust and end-user interest for new industry applications for the ZeusIOPS SSD. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by the Company, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: changes in demand from certain customer segments; the cost of raw materials may fluctuate widely in the future; excess inventory held by our customers may reduce future demand for our products; the invalidation or circumvention of our patents and intellectual property; the unexpected cost of intellectual property litigation, including such litigation diverting the efforts of our technical and management personnel; results of litigation is inherently uncertain; risk that our products could be enjoined by court or that an adverse result in litigation could lead to our obligation to pay significant damages and/or obtain a license; design wins may not lead to revenues; unexpected cancellation or rescheduling of orders by our customers; we may not realize the expected benefits from our operations in Malaysia or from our global tax restructuring; unexpected increases in the cost associated with the operation of our new Malaysia facility; unexpected delays in the qualification process of our products with customers; our growth initiatives may not be successfully implemented; slower than expected expansion of our international business; we may not realize the anticipated benefits from any acquisitions of businesses, technologies, or assets we have acquired or may acquire in the future; excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit; DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation; interruptions or delays at the semiconductor manufacturing facilities that supply components to us; higher than expected operating expenses; new and changing technologies limiting the applications of our products; our inability to become more competitive in new and existing markets, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins; new customer and supplier relationships may not be implemented successfully; higher than anticipated capital equipment expenditures; adverse global economic and geo-political conditions, including acts of terror, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters; and potential impact of high energy prices and other global events outside of our control which could adversely impact customer confidence and hence reduce demand for our products. The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.